EXHIBIT 11

      Exhibit 11 - Statement re: Computation of per share income (loss)





                              Year ended    Year ended    Nine months ended
                              December 31,  December 31,    September 30,
                                 1995         1994        1996       1995
                                 ----         ----        ----       ----
                                                             (Unaudited)

Average shares outstanding    3,820,041    3,619,221   3,919,221   3,786,740

Net effect of common stock
  stock options and warrants-
  based on the treasury stock
  method using estimated
  initial public offering
  price                         759,807      759,807     759,807     759,807
                              ---------    ---------   ---------   ---------

Total                         4,579,848    4,379,028   4,679,028   4,546,547
                              =========    =========   =========   =========


Net income (loss)            (2,684,858)     172,247  (2,074,117) (2,041,348)
                              =========    =========   =========   =========

Per share amount                  (0.59)        0.04       (0.44)      (0.45)
                              =========    =========   =========   =========



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